SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                                 SEC File Number
                                                                  33-55254-39
                                                                  ------------
                                                                  Cusip Number
                           NOTIFICATION OF LATE FILING

(Check One):[X] Form 10-K [] Form 11-K [] Form 20-F [] Form 10-Q [] Form N-SAR


                       For Period Ended: December 31, 2002

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

           For the Transition Period Ended: _________________________



     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                       N/A
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                         PART I - REGISTRANT INFORMATION

                           Skynet Telematics.com, Inc.
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Full name of registrant

                             Skynet Telematics, Inc,
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Former name if applicable

                            Buckhurst, Westwood Lane
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Address of principal executive office (STREET AND NUMBER)

                           Normandy Furrey, UK GE23JE
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City, state and zip code

                        PART II - RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[ X ]  (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]  (b)   The subject annual report, semi-annual report, transition report on
             Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]  (c)   The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE


Financial information from various foreign countries, required for the audit of the registrant's financial statements could not be collected on a timely basis without unreasonable effort or expense.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:


         Tomas G. Wilmot            011 44 148                    381-3678
         ---------------            ----------                -----------------
         (Name)                     (Area Code)                 (Phone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                      [ X ]  Yes     [   ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [   ]  Yes     [ X ]No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           Skynet Telematis.com. Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:                                              By:
       March 27, 2003
------------------------------                          Tomas  G. Wilmot
                                                      -------------------------
                                                       Chief Executive Officer